Exhibit 99.1

Oct 24, 2016

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Analogic Announces Leadership Transition

Experienced Industry Executive and Analogic Board Member Dr. Fred B. Parks Appointed President and CEO

PEABODY, Mass., Oct. 24, 2016 (GLOBE NEWSWIRE) — Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced that James W. Green will step down as President and Chief Executive Officer and resign from his position as a member of the Company’s Board of Directors, effective October 31, 2016, and will pursue other opportunities. The Board has appointed medical imaging industry executive Dr. Fred B. Parks, who has been a director of the Company since 2007, to serve as the Company’s new President and CEO. Dr. Parks joins Analogic from Enovate Medical, where he has served as Executive Chairman and CEO.

“Jim Green led Analogic during a period of meaningful development and growth, and we owe him a debt of gratitude,” said Bernard C. Bailey, Chairman of the Board. “Jim had the vision and leadership skills to transform Analogic into the industry leader that we are today, and to position the Company to capitalize on even greater opportunities in the future. We thank him for his commitment and achievements, and wish him success as he takes the next step in his career.”

“Fred is a seasoned executive with broad experience in the medical technology industry, and he has the right skills to take Analogic to the next stage of growth,” continued Bailey. “Fred’s experience running both larger and entrepreneurial growth companies in our industry will be invaluable as we grow our Ultrasound, Medical Imaging, and Security and Detection businesses. In addition, Fred has proven success in developing and launching innovative products, creating effective sales teams and driving market penetration. We have made significant investments in Ultrasound and look forward to leveraging Fred’s leadership talents as we seek to unlock the potential value in that business.”

“After nearly a decade at the helm of Analogic, it is time for me to explore new opportunities and pass the reins of the Company to new leadership,” said Green. “Fred has the skills and experience to take the Company to the next level. It is gratifying that someone I respect and trust as much as Fred will be succeeding me as President and CEO.”

“I am honored to be appointed by the Board to build on Jim’s accomplishments at Analogic,” said Parks. “We have exciting opportunities to capitalize on our investments in technology and our channel as we continue to execute on our fiscal 2017 plan and drive long term growth. I look forward to continuing to work with the Board, our strong management team, and our dedicated employees as we satisfy an expanding base of customers and create greater value for our shareholders.”

About Dr. Fred B. Parks

Dr. Fred B. Parks has served on the Board of Directors of Analogic since 2007. He has been the Executive Chairman and Chief Executive Officer of Enovate Medical since 2015. Dr. Parks served as Chief Executive Officer and a director of NDS Surgical Imaging, Inc., a provider of advanced medical visualization technology, from 2011 to 2013, and was Chairman of the Board and Chief Executive Officer of Urologix, Inc. from 2003 to 2008. Prior to joining Urologix, Dr. Parks served as President and Chief Executive Officer of Marconi Medical Systems, a multi-modality supplier of medical imaging equipment. Following Marconi’s acquisition by Royal Philips Electronics, Dr. Parks led its integration into the Philips medical business. Previously, Dr. Parks held positions as President, Chief Operating Officer and a director of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer and a director of EG&G, Inc. (now

PerkinElmer), a diversified technology company. Dr. Parks holds a B.S. in Mechanical Engineering from University of Missouri-Rolla, an M.S. in Mechanical Engineering from University of Arizona, and a Ph.D. in Mechanical Engineering from University of Missouri.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the

Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

For Further Information:

Mark Frost

Senior VP, CFO & Treasurer

(978) 326-4000

mfrost@analogic.com

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com